Exhibit 5.1

To the Board of Directors of Globant S.A. 5a, rue Guillaume Kroll, L-1882 Luxembourg Grand Duchy of Luxembourg

Luxembourg, [***] 2014

Your ref. : /
Our ref. : 51323/ 11113647v1
Sophie.wagner@arendt.com
Tel. : (352) 40 78 78-253
Fax : (352) 40 78 04-634

GLOBANT S.A. – F1 Registration Statement

Ladies and Gentlemen,

We are acting as Luxembourg counsel for Globant S.A., a société anonyme, having its registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés de Luxembourg under number B 173 727, (the “Company”) in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offering by the Company of [***] common shares (the “New Shares”) of the Company and by the Selling Shareholders of [***] common shares of the Company (the “Existing Shares”), each with a nominal value of one U.S. dollar and twenty cents (U.S.$ 1.20) per share.

We have reviewed, and relied on, (i) the consolidated articles of incorporation of the Company as at 29 November 2013, (ii) the notarial deed dated 28 January 2013 on the increase of the share capital of the Company, (iii) the notarial deed dated 27 March 2013 on the increase of the share capital of the Company, (iv) the notarial deed dated 29 November 2013 on the increase of the share capital of the Company, (v) the notarial deed recording the minutes of the general meeting of shareholders of the Company of [*** 2014] (which inter alia determined the authorized unissued share capital of the Company and authorized the board of directors to issue shares of the Company and in this respect waive any preferential or pre-emptive subscription rights of existing shareholders and amended and restated the articles of association of the Company, all these resolutions being subject to a condition precedent), (vi) the notarial deed recording the minutes of the general meeting of shareholders of the Company of [*** 2014] (which inter alia resolved on a reverse stock split whereby the nominal value of the Company shares was changed from ten cents of U.S. dollars (U.S.$ 0.10) to one U.S. dollar and twenty cents (U.S.$ 1.20) and confirmed the effectiveness of the resolutions adopted by the general meeting of shareholders of the Company of [*** 2014]), (vii) (the resolutions of the Board of Directors of the Company of 18 December 2013 on inter alia the Registration Statement (the “Resolutions 1”), (viii) the resolutions of the Board of Directors of the Company of [*** 2014] on inter alia the offering of common shares of the Company and the issue of the New Shares (the “Resolutions 2”) and (ix) the draft of the resolutions of the authorized officer of the Company resolving the issue of the New Shares (the “Resolutions 3” and together with the Resolutions 1 and the Resolutions 2, the “Resolutions”) as well as such corporate records (including the shareholders’ register of the Company) as have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is a validly existing société anonyme under the laws of the Grand Duchy of Luxembourg.

2. The Existing Shares being offered by the Selling Shareholders have been validly issued, fully paid and non-assessable.

3. The New Shares being offered by the Company, once duly subscribed and fully paid and issued in accordance with the Registration Statement and the Resolutions, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Legal Matters” and “Taxation” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Very truly yours,

_________________________

Arendt & Medernach

By Sophie Wagner-Chartier